Exhibit 10.1

HOULIHAN LOKEY, INC.

STOCKHOLDERS’ AGREEMENT

by and among

HOULIHAN LOKEY, INC.,
a Delaware corporation

and

the

HOLDERS
identified herein

Dated as of August 18, 2015

EXHIBIT A	Schedule of Reserved Matters Requiring Two-Thirds Vote of the Board of Directors
EXHIBIT B	Form of HL Lock-up Agreement
EXHIBIT C	Form of HL Management Registration Rights Agreement
EXHIBIT D	Form of HL Voting Trust Agreement
EXHIBIT E	Schedule of Key Terms of the Compensation Committee Charter
SCHEDULE A	Certain Pre-IPO Date Transactions

i

Houlihan Lokey, Inc.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of the eighteenth day of August, 2015 (the “Effective Date”), by and among Houlihan Lokey, Inc., a Delaware corporation (the “Company”), and the Holders who are signatories hereto (the “Holders”).

RECITALS

WHEREAS, in connection with the IPO (as defined below), the Holders and the Company desire to address certain relationships among themselves with respect to the Shares (as defined below) of the Company held by them.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Agreement” is defined in the Preamble, as the same may be amended from time to time.

“Arbitrator” is defined in Section 6.5.3.

“Audit Committee” means the Audit Committee of the Board of Directors of the Company.

“Board of Directors” means the Board of Directors of the Company.

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Claims” is defined in Section 6.5.1.

“Company” is defined in the Preamble.

“Compensation Amount” means, with respect to the relevant period, an amount equal to 66% of the Company’s Professional Fee Revenues for such period; provided that it is understood that (a) no effect shall be given to any grants of cash or stock made in anticipation of the IPO and (b) the value of any stock granted to employees as part of the Company’s deferred compensation program shall be determined as of the date of grant and not on any date of vesting of such stock.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Dispute Notice” is defined in Section 6.5.2.

“Effective Date” is defined in the Preamble.

“Encumbrance” means a security interest, lien, charge, claim, community or other marital property interest, pledge, alienation, mortgage, option, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or any other restriction on use, voting (including any proxy), transfer (including any right of first refusal or similar right), receipt of income or exercise of any other attribute of ownership.  The term “Encumber” shall have a correlative meaning.

“Exchange” means the New York Stock Exchange, or any other stock exchange on which the common stock of the Company is listed.

“Existing Shares” means the Shares issued and outstanding on the IPO Date.

“Fully Diluted Basis” means, with respect to the calculation of the number of Shares outstanding as of any date of determination, the number of Shares issued and outstanding as of such date of determination, assuming (a) the conversion of all outstanding securities that by their terms are convertible into Shares, (b) the cash exercise of all outstanding options, stock appreciation rights and other securities that by their terms may be exercisable for Shares (whether or not such securities or awards alternatively may be settled for cash, and whether or not vested), (c) the vesting and settlement of all restricted stock, deferred stock, restricted stock units and other compensatory equity-based or equity-linked awards that by their terms may be settled for Shares (whether or not such securities or awards alternatively may be settled for cash), and (d) the exchange of all outstanding securities that by their terms are exchangeable for Shares.  Such number shall not include any Shares reserved for issuance under equity incentive plans as of the applicable date of determination (other than Shares assumed to be issued under the foregoing sentence).

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, consistently applied.

“HL Lock-Up Agreements” means the separate lock-up agreements entered into by and between the Company and certain HL Management Stockholders, from time to time, substantially in the form attached hereto as Exhibit B (as each may be amended from time to time in accordance with this Agreement).

“HL Management Stockholder” means an individual stockholder that is an employee of the Company or any of its Subsidiaries.

“HL Management Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the HL Management Stockholders party thereto, substantially in the form attached hereto as Exhibit C (as may be amended from time to time).

“HL Voting Trust” means the trust established under the HL Voting Trust Agreement.

“HL Voting Trust Agreement” means that certain Voting Trust Agreement, dated as of the date hereof, by and among the Company, the HL Management Stockholders party thereto, and the Trustees, substantially in the form attached hereto as Exhibit D (as may be amended from time to time in accordance with this Agreement).

“Holders” is defined in the Preamble.

“IPO” means the initial public offering of Shares, including Shares offered pursuant to the exercise by the underwriters of any additional option to sell “greenshoe” Shares described in an underwriting agreement between the Company, the stockholders party thereto and the underwriters with respect to the IPO, pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“IPO Date” means the date of the closing of the IPO (including, if later, the closing of the sale of Shares upon exercise of the “greenshoe” option).

“Material Subsidiary” means a Subsidiary of the Company that generates Professional Fee Revenues.

“Nominating Committee” means the Nominating Committee of the Board of Directors of the Company.

“Organizational Documents” means the certificate of incorporation and by-laws, each as amended from time to time, of the Company.

“ORIX” means ORIX HLHZ Holding LLC, a Delaware limited liability company.

“ORIX Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between the Company and ORIX, as may be amended from time to time in accordance with its terms.

“ORIX Senior Executive” means the Chief Executive Officer or Chief Financial Officer of ORIX USA Corporation.

“Percentage Ownership” means, as of a specified date, the percentage, equal to (a) the number of Shares held by ORIX (directly or through a brokerage or similar account) on such date (not including any Shares acquired by ORIX after the Effective Date (other than Shares acquired by ORIX as a result of a stock split, distribution or similar pro rata reorganization)) divided by (b) the total number of Shares outstanding on such date, calculated on a Fully Diluted Basis.

“Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including any nonprofit corporation), an estate, a trust, an unincorporated organization, an association, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Post-IPO Percentage Ownership” means, as of a specified date, the percentage, equal to (a) the number of Shares held by ORIX (directly or through a brokerage or similar account) on such date (not including any Shares acquired by ORIX after the IPO Date (other than Shares acquired by ORIX as a result of a stock split, distribution or similar pro rata reorganization)) divided by (b) the total number of Shares that were outstanding immediately following the consummation of the IPO on the IPO Date, calculated on a Fully Diluted Basis; provided that, any Shares, any outstanding securities convertible into Shares, any restricted stock and other compensatory equity-based or equity-linked awards that by their terms may be settled for Shares and any outstanding securities that by their terms are exchangeable for Shares, in each case, without duplication, that are issued as purchase price consideration for the acquisition(s) pursuant to the agreement(s) set forth on Schedule A hereto shall be excluded from the calculation in this clause (b).

“Professional Fee Revenues” means the consolidated fee revenue of the Company and its Subsidiaries as reflected in its audited financial statements; provided, that, for the avoidance of doubt, Professional Fee Revenues does not include revenues related to reimbursements for out of pocket costs and expenses.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Class A common stock and Class B common stock of the Company.

“Subsidiary” means, with respect to any specified Person at any time: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at such time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner, the managing general partner or the managing member of which is such Person or a Subsidiary of such Person at such time or (ii) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) at such time.

“Supermajority Period” means the period beginning on the IPO Date and ending on the earlier of (a) the third anniversary of the Effective Date and (b) the date on which ORIX’s Post-IPO Percentage Ownership first falls below 20%; provided, however, that if on the third anniversary of the Effective Date, ORIX’s Post-IPO Percentage Ownership is greater than or equal to 30%, then the Supermajority Period shall be extended for an additional period that shall end on the earlier of (i) the fifth anniversary of the Effective Date and (ii) the date that ORIX’s Post-IPO Percentage Ownership first falls below 20%.

“Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).  The term “Transferred” shall have a correlative meaning.

“Trustee” means a Trustee under the HL Voting Trust Agreement.

“Underwritten Offering” means an offering in which securities of the Company are sold to an underwriter or underwriters for reoffering to the public.

ARTICLE 2.
GOVERNANCE

2.1                               Board of Directors of the Company.  Each Holder shall vote all of its Shares entitled to vote thereon and shall take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director (subject to any fiduciary duties that such members may have as directors of the Company), member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings), including, in each case, ensuring that the Organizational Documents do not conflict with this Agreement, so that:

2.1.1                     Composition.

(a)                                 The Board of Directors shall consist of exactly eleven directors, including three independent directors that meet the independence requirements applicable to Audit Committee members.  Notwithstanding the prior sentence, the Board of Directors may consist of ten members, including two independent directors that meet the independence requirements applicable to Audit Committee members at any time prior to the first anniversary of the effective date of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission in connection with the IPO.  In the event that the Board of Directors includes only two directors that meet the independence requirements applicable to Audit Committee members during such one-year period, the parties (x) agree to cooperate in good faith to designate a third director that satisfies such requirements as soon as reasonably practicable (with the mutual objective of designating such person within 90 days of the effective date of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission in connection with the IPO ) and (y) agree to comply with the requirements of the last proviso of Section 2.1.4.

(b)                                 Up until the fifth anniversary of the Effective Date, each Holder shall designate directors to serve on the Board of Directors so that:

(1)                                 At any time when ORIX’s Post-IPO Percentage Ownership is 20% or greater, (A) four directors shall be individuals designated by ORIX, (B) four directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, and (C) three directors (or two, if the Board of Directors shall consist of ten members as permitted pursuant to Section 2.1.1(a)), who shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available), shall be individuals mutually agreed by ORIX and the Trustees on behalf of the HL Voting Trust.

(2)                                 At any time when ORIX’s Post-IPO Percentage Ownership is greater than or equal to 10% but less than 20%, (A) three directors shall be individuals designated by ORIX, (B) five directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust and (C) three directors (or two, if the Board of Directors shall consist of ten members as permitted pursuant to Section 2.1.1(a)), who shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available), shall be individuals designated by the Trustees on behalf of the HL Voting Trust with the approval of ORIX; provided that such approval shall not be unreasonably withheld, conditioned or delayed; and provided, further, that withholding, conditioning or delaying approval of any individual for inclusion in any such committee may be based, if appropriate, on the individual’s current, past or future affiliations or relationships with the Company (without limiting any other bases on which such approval may reasonably be withheld, conditioned or delayed);

(3)                                 At any time when ORIX’s Post-IPO Percentage Ownership is less than 10% but greater than 0%, (A) one director shall be an individual designated by ORIX and (B) ten directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, three (or two, if the Board of Directors shall consist of ten members as permitted pursuant to Section 2.1.1(a)) of whom shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available).

(c)                                  At any time after the fifth anniversary of the Effective Date, each Holder shall designate directors to serve on the Board of Directors so that:

(1)                                 At any time when ORIX’s Percentage Ownership is 20% or greater, (A) three directors shall be individuals designated by ORIX and (B) eight directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, three of whom shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available).

(2)                                 At any time when ORIX’s Percentage Ownership is greater than or equal to 10% but less than 20%, (A) two directors shall be individuals designated by ORIX, (B) nine directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, three of whom shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available).

(3)                                 At any time when ORIX’s Percentage Ownership is greater than or equal to 5% but less than 10%, (A) one director shall be an individual designated by ORIX and (B) ten directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, three of whom shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available).

(4)                                 When ORIX’s Percentage Ownership is greater than 0% but less than 5%, all directors shall be individuals designated by the Trustees on behalf of the HL Voting Trust, three of whom shall serve on the Audit Committee and meet the independence requirements applicable to Audit Committee members, and to the extent applicable, the respective independence requirements applicable to

Compensation Committee and Nominating Committee members, in each case, under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available).

(d)                                 Each Holder may cause any director designated by it pursuant to Section 2.1.1(b) or (c) above to be removed (with or without cause) at any time and the other Holder shall take any action within their control reasonably necessary to effect such removal.  Except with respect to a resignation described in Section 2.1.1(e), in the event that a vacancy is created at any time due to the death, disability, retirement, resignation or removal of any director who was designated by ORIX or the Trustees on behalf of the HL Voting Trust under this Agreement, each of ORIX, each Trustee on behalf of the HL Voting Trust, and the Company agrees to take at any time and from time to time all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of ORIX or the Trustees on behalf of the HL Voting Trust, as the case may be.

(e)                                  In the event that the number of directors ORIX is entitled to designate under Section 2.1.1(b) or Section 2.1.1(c) decreases, ORIX shall take all actions necessary to cause a sufficient number of ORIX-designated directors to tender resignations from the Board of Directors as soon as practicable and, in any event, within five business days of such decrease, so that (if such resignations are accepted by the Board of Directors) the number of ORIX-designated directors serving on the Board of Directors shall equal the number of directors ORIX is entitled to designate under Section 2.1.1(b) or Section 2.1.1(c) at that time.  Each of ORIX, each Trustee on behalf of the HL Voting Trust, and the Company agrees to take at any time and from time to time all actions necessary to cause any such vacancies created by such resignations to be filled as promptly as practicable by new designees of the Trustees on behalf of the HL Voting Trust.

(f)                                   At any time when Section 2.1.1(b)(1) or (b)(2) applies, if the Board of Directors is then separated into three classes, at least one ORIX-designated director shall be in each class.

2.1.2                     Election of Directors.  If the Company holds a meeting of stockholders for the purpose of electing directors, the Company agrees to include as the slate of nominees recommended by the Board of Directors those persons designated by ORIX and by the Trustees on behalf of the HL Voting Trust in accordance with Section 2.1.1, and to use its reasonable best efforts to cause the election of each such designee to the Board of Directors, including nominating such designees to be elected as directors, in each case subject to applicable law.

2.1.3                     Board of Directors Action and Supermajority Matters. The affirmative vote of a number of directors constituting a majority of the Board of Directors then in office (that is, six or more directors in the case of an 11-member Board of Directors, assuming no vacancies) shall be the act of the Board of Directors; provided, however, that, during the Supermajority Period, any action set forth on Exhibit A hereto (or the entry into any agreement or adoption of any plan to engage in any action set forth on Exhibit A hereto) will require the affirmative vote of a number of directors constituting at least two-thirds of the Board of Directors then in office (that is, eight or more directors in the case of an 11-member Board of Directors, assuming no vacancies).

2.1.4                     Standing Committees.  Until the earlier of (a) the fifth anniversary of the Effective Date and (b) the date on which ORIX’s Post-IPO Percentage Ownership first falls below 10%, the Board of Directors shall not have any standing committees other than the Audit Committee, Compensation Committee, Nominating Committee and any other committees otherwise required by applicable law or regulation or stock exchange requirements; provided, that, subject to the following provisions of this Section 2.1.4, the Board of Directors may determine to have an additional standing committee (or standing committees) during such period.  During such period, all actions and recommendations of any standing committee (other than the Audit Committee and other than the Compensation Committee to the extent Exhibit E provides otherwise) must be subject to the approval of the Board of Directors (which must, for the avoidance of doubt, be by the affirmative vote of two-thirds of the entire Board of Directors to the extent required by Section 2.1.3), and at least one member of each standing committee shall be an individual designated by ORIX to be a director pursuant to Section 2.1.1 and one member shall be an individual designated by the Trustees on behalf of the HL Voting Trust to be a director pursuant to Section 2.1.1; provided, that, each such designee, as applicable, must satisfy the independence requirements, if any, applicable to such committee members under the Exchange rules (in each case after taking into account any controlled-company exception and post-initial public offering transition rules, to the extent available); provided, further that, each of ORIX and the Trustees on behalf of the HL Voting Trust shall cause its or their respective designated member of the Audit Committee to resign from the Audit Committee prior to the first anniversary of the effective date of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission in connection with the IPO; provided, further that in the event that a third independent director that meets the independence requirements applicable to Audit Committee members is not appointed within 90 days of the effective date of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission in connection with the IPO, then ORIX and the Trustees on behalf of the HL Voting Trust shall cause its or their respective designated member of the Audit Committee to resign from the Audit Committee within such 90-day period, and, following the appointment of a third independent director that meets the independence requirements applicable to the Audit Committee members, such members will be reappointed to the Audit Committee for the remainder of the one-year period referenced above.

2.1.5                     Agreement of the Company, ORIX and the HL Voting Trust.  Each of the Company, ORIX and each Trustee on behalf of the HL Voting Trust agrees that it will take all necessary action within its control to cause the matters addressed by this Section 2.1 to be carried out in accordance with the provisions hereof.  Without limiting the foregoing, the Company shall not permit the Secretary of the Company or, if there is no Secretary, such other officer or employee of the Company as may be fulfilling the duties of the Secretary, to record any vote or consent or other action contrary to the terms of this Section 2.1.

ARTICLE 3.
COVENANTS

3.1                               Transfer Restrictions and Underwritten Offerings.

3.1.1                     The Company and ORIX acknowledge and agree that:

(a)                                 To the fullest extent permitted by law, ORIX shall not (1) Transfer or Encumber any Existing Shares prior to the termination or waiver of any lock-up agreement imposed on ORIX by the underwriters in the IPO except as permitted pursuant to such lock-up agreement, or (2) purchase or acquire any Shares from any HL Management Stockholder without the prior approval of the Board of Directors; provided that, for the avoidance of doubt, following the termination or waiver of any lock-up agreement described in (1) above, ORIX shall be permitted to Transfer and Encumber any Shares (including Existing Shares) and purchase or acquire Shares from any sources other than HL Management Stockholders.

(b)                                 The Company shall not permit HL Management Stockholders to sell any Shares in an Underwritten Offering pursuant to the HL Management Registration Rights Agreement (or pursuant to any other registration rights or similar agreement) until after the termination or waiver of any lock-up agreement imposed on ORIX by the underwriters in connection with the IPO and then only in accordance with the provisions of (and only if they are parties to) the HL Managements Registration Rights Agreement, subject to the satisfaction of the following conditions and limitations:

(1)                                 the price, size, timing and other terms and conditions of any such Underwritten Offering must be approved by the Board of Directors based on consultation with and advice from a managing underwriter or underwriters for the offering selected by the Board of Directors in accordance with Section 2.03 of the ORIX Registration Rights Agreement; without limiting the generality of the foregoing, ORIX may delay any such Underwritten Offering by up to 120 days in its sole discretion; provided, however, that ORIX’s right to delay any such Underwritten Offering pursuant to this Section 3.1.1(b)(1) shall terminate on the date that is 12 months following the termination or waiver of any lock-up agreement imposed on ORIX by the underwriters in the IPO;

(2)                                 the number of Shares held by employees of the Company following such offering must represent: (i) at least 42% of all Shares then outstanding, calculated on a Fully Diluted Basis, in the case of an offering consummated prior to the first anniversary of the Effective Date; (ii) at least 37% of all Shares then outstanding, calculated on a Fully Diluted Basis, in the case of an offering consummated on or after the first anniversary but prior to the second anniversary of the Effective Date; and (iii) at least 32% of all Shares then outstanding, calculated on a Fully Diluted Basis, in the case of an offering consummated on or after the second anniversary but prior to the third anniversary of the Effective Date; provided, that, the conditions set forth in this Section

3.1.1(b)(2) shall not apply in the event that ORIX’s Percentage Ownership falls below 10%;

(3)                                 all HL Management Stockholders party to the HL Management Registration Rights Agreement must be offered the opportunity to participate in any such Underwritten Offering on a pro rata basis, calculated by dividing the number of Shares beneficially owned by each HL Management Stockholder by the number of Shares held by all HL Management Stockholders party to the HL Management Registration Rights Agreement (provided that if any HL Management Stockholder party to the HL Management Registration Rights Agreement does not participate up to such holder’s pro rata share, then the amount of such holder’s unused capacity shall be allocated among the participating HL Management Stockholders as determined by the HL Management Stockholder Representative (as defined in the HL Management Registration Rights Agreement)); provided further, that no HL Management Stockholder who is a member of the Board of Directors may participate in any offering in an amount that exceeds such individual’s pro rata share (calculated by dividing the number of Shares beneficially owned by such individual by the number of Shares held by HL Management Stockholders party to the HL Management Registration Rights Agreement) without the express approval of the Board of Directors (including with the approval of at least one ORIX-designated director); provided that such approval right of at least one-ORIX designated director shall expire on the date that is 12 months following the termination of any lock-up agreement imposed on ORIX by the underwriters in the IPO; and

(4)                                 for the avoidance of doubt, if ORIX participates in such Underwritten Offering, then the relative participation of ORIX and the HL Management Stockholders party to HL Management Registration Rights Agreement in the offering shall be determined consistent with Sections 2.01(e) and 2.02(c) of the ORIX Registration Rights Agreement, pursuant to which, in the event of any necessary reduction in the size of the offering, such reduction shall be applied so that 75% of Shares in the Underwritten Offering shall be sold by ORIX and 25% of Shares in the Underwritten Offering shall be sold by the HL Management Stockholders party to HL Management Registration Rights Agreement (or as close to such ratio as possible, given the desired sale amounts and the size of any necessary reduction).

3.1.2                     The transfer restrictions set forth in this Article 3 are in addition to any restrictions that may apply to ORIX under applicable law or regulation.

3.1.3                     The rights of ORIX hereunder are personal to ORIX, and shall not be transferred or otherwise assigned to any other Person (except as contemplated by Section 6.9).  No Person to which ORIX Transfers any Shares shall be entitled to the rights under this Agreement nor be subject to the obligations hereunder.  To the fullest extent permitted by law, any purported Transfer or Encumbrance which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

3.1.4                     Notwithstanding anything to the contrary in this Agreement, as a condition precedent to making of any Transfer of any Shares, the Company may require the payment of a sum sufficient to cover the amount of any taxes or other governmental charges incident thereto.

3.1.5                     The Company shall take all necessary or desirable actions within its control, including in each case ensuring that the Organizational Documents do not conflict with this Agreement, to enforce and give effect to the provisions of this Article 3.

3.2                               Further Restrictions.  Notwithstanding any contrary provision in this Agreement and to the fullest extent permitted by law, any otherwise permitted Transfer or Encumbrance shall be null and void (unless this provision is waived in writing by the Board of Directors) if:

3.2.1                     such Transfer or Encumbrance may subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

3.2.2                     such Transfer or Encumbrance may result in a violation of applicable laws; or

3.2.3                     the Company does not receive written instruments (including copies of any instruments of Transfer or Encumbrance) that are in a form reasonably satisfactory to the Company.

3.3                               Legend.  Any certificate representing Shares issued to a Holder shall be stamped or otherwise imprinted with a legend in substantially the following form:  “The shares represented by this certificate are subject to the provisions contained in the Stockholders’ Agreement, dated as of August 18, 2015, by and between Houlihan Lokey, Inc. and the holders identified therein.”  The Company shall make customary arrangements to cause any Shares issued in uncertificated form to be identified on the books of the Company in a substantially similar manner, and shall take appropriate steps to ensure that the transfer agent and registrar for the Shares does not allow or give effect to transfers in violation of this Agreement.

3.4                               HL Management Agreements.

3.4.1                     With respect to the HL Lock-Up Agreements:

(a)                                 during the Supermajority Period, the Company shall not modify, amend or waive any provision of any HL Lock-Up Agreement except with the requisite approval of the Board of Directors in accordance with Exhibit A; and

(b)                                 during the period for which ORIX’s Post-IPO Percentage Ownership is equal to or greater than 10% but less than 20%, the Company shall not modify, amend, waive any provision of, or terminate, any HL Lock-Up Agreement to the extent such modification, amendment, waiver or termination (1) is applicable to any HL Management Stockholder who is also a member of the Board of Directors or a “named executive officer” referenced in the Company’s public filings, or (2) is not a case-by-case individual-specific decision of the Board of Directors, made based on particular circumstances of the affected HL Management Stockholder, in each case without the approval of the Board of Directors (including with the approval of at least one ORIX-designated director); provided that such approval right of at least one-ORIX-designated director shall expire on the date ORIX’s Post-IPO Percentage Ownership falls below 10%.

3.4.2                     With respect to the HL Voting Trust Agreement:

(a)                                 so long as ORIX’s Post-IPO Percentage Ownership is equal to or greater than 10%, then the Company shall not modify, amend or waive any provision of the HL Voting Trust Agreement to release Shares therefrom or otherwise materially modify, amend, waive any provision of, or terminate the HL Voting Trust Agreement, in each case, without the approval of the Board of Directors (including with the approval of at least one ORIX-designated director); and

(b)                                 so long as ORIX’s Post-IPO Percentage Ownership is equal to or greater than 10%, then the Company shall use its reasonable best efforts to, subject to the applicable law, cause any Shares issued to employees of the Company (including to new employees in connection with acquisitions by the Company) after the IPO Date that do not become subject to the HL Voting Trust Agreement to be subject to a voting proxy requiring the proxy holder to vote in accordance with this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties.  Each party hereto hereby represents and warrants individually and not jointly and severally to the other parties as follows:

4.1.1                     Authorization, etc.  It is duly formed and validly existing in good standing under the laws of the jurisdiction in which it is organized, with the full power and authority to carry on its business and to execute and deliver this Agreement; and its execution and delivery of this Agreement have been authorized by all necessary corporate or other action on its behalf, and this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms.

4.1.2                     Compliance with Laws and Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of the party’s obligations hereunder shall not conflict with, or result in any violation of or default under, any provision of any charter, bylaws, trust agreement, partnership agreement, limited liability company agreement or other governing instrument applicable to the party, or, to the best of the party’s knowledge, any material agreement or other instrument to which it is a party or by which it is bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such party.

4.2                               HL Voting Trust Agreement.  The Company represents and warrants to ORIX that as of the Effective Date, HL Management Stockholders owning not less than 95% of the aggregate Shares owned by all HL Management Stockholders as of the Effective Date are parties to the HL Voting Trust Agreement in substantially the form attached hereto as Exhibit D.

ARTICLE 5.
TERMINATION

5.1                               Termination of Agreement.  Except as otherwise provided herein, the provisions of this Agreement shall terminate and be of no further force and effect upon the earliest to occur of (a) the date ORIX no longer owns any Shares, (b) the date the HL Voting Trust no longer holds any Shares, or (c) the date as of which ORIX and the HL Voting Trust agree in writing to terminate this Agreement.

ARTICLE 6.
MISCELLANEOUS

6.1                               Amendments and Waivers.

(a)                                 No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.2                               Entire Agreement.  This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.  This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

6.3                               Further Assurances.  Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

6.4                               Notices.  Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or other electronic or digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to ORIX, to:

ORIX USA Corporation

1717 Main Street – Suite 10100

Dallas, TX 75201

Attention: Ron Barger, General Counsel
Email:

If to the Company:

Houlihan Lokey, Inc.

10250 Constellation Blvd

Los Angeles, CA 90067

Attention:                 J. Lindsey Alley, Chief Financial Officer
                                                                        Christopher Crain, General Counsel

Email:

If to the HL Voting Trust or the Trustees:

Scott Beiser, Irwin Gold and Robert Hotz, Trustees

c/o Houlihan Lokey, Inc.

10250 Constellation Blvd

Los Angeles, CA 90067

Email:

or to such other address as such Person may from time to time specify by notice to the Company.  Any such notice shall be deemed to be delivered, given and received for all purposes as of:  (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

6.5                               Governing Law; Arbitration.

6.5.1                     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

6.5.2                     It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any law, statute, order, or regulation) (collectively, “Claims”), arising out of, in connection with, or in relation to (a) the interpretation, performance or breach of this Agreement or (b) the arbitrability of any Claims under this Agreement, shall be resolved in accordance with a two-step dispute resolution process involving, first, negotiations between the ORIX Senior Executives and the Trustees referenced in Section 6.5.3, followed, if necessary, by final and binding arbitration before a retired judge from the JAMS/Endispute panel.  Such dispute resolution process shall be confidential.

6.5.3                     The parties agree that any Claim solely for monetary damages should initially be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to arbitration pursuant to this Section 6.5.3.  Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the Trustees to the ORIX Senior Executive, or from the ORIX Senior Executive to the Trustees.  Each ORIX Senior Executive and each Trustee shall have authority to settle the Claim.  If the Claim has not been resolved by the ORIX Senior Executives and the Trustees within 20 calendar days of the date of the Dispute Notice, unless the parties agree in writing to a longer period, the Claim shall be settled pursuant to binding arbitration pursuant to Section 6.5.4.  All negotiations pursuant to this Section 6.5.3 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement.

6.5.4                     Should any Claims remain after the completion of the 20-day negotiation process described in Section 6.5.3, the parties agree to submit all remaining Claims to final and binding arbitration administered by the New York, New York offices of JAMS/Endispute in accordance with the then-existing JAMS/Endispute Arbitration Rules, except to the extent such rules conflict with the procedures set forth in this Section 6.5.4, in which case these procedures shall govern.  ORIX Senior Executives, on one hand, and the Trustees, on the other hand, shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS/Endispute’s offices, but in the event ORIX Senior Executives, on one hand, and the Trustees, on the other hand, cannot agree with each other on an arbitrator acceptable to both, the Administrator of JAMS/Endispute shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”).  Neither a party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all Claims pursuant to this Section 6.5.4.  The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 6.5.4 and may not limit, expand or otherwise modify its terms.  The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of Delaware, or federal law, or both, as applicable, without reference to its conflicts of laws provisions.  The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies.  The Arbitrator shall render an award and a written, reasoned opinion in support thereof.  The Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in Delaware, which may include reasonable attorneys’ fees to the prevailing party, and, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery.  The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

6.5.5                     Adherence to this dispute resolution process shall not limit the parties’ right to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests.  Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.  Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.  Notwithstanding the foregoing, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

6.5.6                     Subject to the Arbitrator’s award, each party shall bear its own fees and expenses with respect to this dispute resolution process and any Claim related thereto and the parties shall share equally the fees and expenses of the mediator, JAMS/Endispute and the Arbitrator.

6.6                               Certain Rules of Construction.  To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement.  All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Unless the context otherwise requires:  (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof’ and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement; and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

6.7                               Binding Effect.  Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all other Persons hereafter that become a party hereto.

6.8                               Severability.  In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of this Agreement as a whole.

6.9                               Successors and Assigns.  Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto.  ORIX may not directly or indirectly transfer or assign this Agreement or any of its rights hereunder (including by way of a change of control of ORIX by merger, by operation of law or otherwise), without the express prior written consent of the Trustees; provided, however, that (a) ORIX may transfer its rights and obligations hereunder to ORIX USA Corporation or any wholly owned Subsidiary thereof at the time to whom ORIX transfers all of its Shares and (b) in no event shall a change of control of ORIX be deemed to occur for purposes of this Section 6.9 due to a change in ownership of any parent company of ORIX so long as ORIX USA Corporation continues to hold, directly or indirectly, a majority interest in ORIX.  Any other attempted transfer or assignment by ORIX of its rights and obligations under this Agreement, without the consent of the Trustees, shall be null and void.

6.10                        Counterparts.  This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

6.11                        Survival.  The provisions of this Article 6 (and any other provisions herein necessary for the effectiveness of the foregoing Article) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written

Houlihan Lokey, Inc.

By:	/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Title: Chief Financial Officer

ORIX HLHZ Holding, LLC

By:	/s/ Paul E. Wilson
Name: Paul E. Wilson
Title: Chief Financial Officer

The Trust Established Under the Voting Trust Agreement Dated as of August 18, 2015

By:	/s/ Scott Beiser
Name: Scott Beiser
Title: Trustee

By:	/s/ Irwin Gold
Name: Irwin Gold
Title: Trustee

By:	/s/ Robert Hotz
Name: Robert Hotz
Title: Trustee

EXHIBIT A

Schedule of Reserved Matters Requiring Two-Thirds Vote of the Board of Directors

1)                                     Material changes to the scope or nature of the Company’s business of providing financial services for a fee, including launching, terminating, or modifying the Company’s principal lines of business, provided, however, that:

a.                                      A two-thirds vote of the Board of Directors will not be required if the Company (or any Subsidiary of the Company) desires to modify a principal line of business it engages in as of the Effective Date (provided that the termination of any such principal line of business will require a two-thirds vote of the Board of Directors);

b.                                      A two-thirds vote of the Board of Directors will be required if the Company (or any Subsidiary of the Company) desires to launch any business line that is outside the scope of providing financial services for a fee; and

c.                                       A two-thirds vote of the Board of Directors will be required if the Company (or any Subsidiary of the Company) desires to engage in activities that involve providing financial services for a fee that the Company (or any Subsidiary of the Company) did not engage in as of the Effective Date, unless such activities (whether individually or in the aggregate), are estimated (by management of the Company in good faith) to comprise, on a pro forma basis, less than 5% of the total consolidated revenues (as determined in accordance with GAAP consistently applied) of the Company and its Subsidiaries for the trailing 12-month period.

2)                                     Any sale of the Company or any Material Subsidiary (by way of merger, consolidation, business combination or sale of all or substantially all of the assets of the Company or such Material Subsidiary) to any entity other than the Company or a Subsidiary of the Company.

3)                                     Cumulative acquisitions by the Company (or any Subsidiary of the Company) (whether effected by merger, consolidation, asset purchase, purchase of securities, exchange offer or otherwise) with an aggregate purchase price in excess of $225 million during any rolling three-year period after the Effective Date.  For purposes of calculating such aggregate purchase price, the value of any contingent consideration or any portion of such purchase price that is not cash consideration shall be equal to the amount recognized as the purchase price for GAAP purposes.

4)                                     Hiring, terminating, promoting or demoting the chairman, chief executive officer, or president of the Company, or persons serving in equivalent positions.

5)                                     Authorizing, creating (by way of reclassification, merger, consolidation or otherwise), subdividing, assuming, substituting, granting or issuing any restricted stock units or equity securities (or securities or rights convertible or exchangeable or exercisable for, or otherwise representing interests in, equity securities), excluding (a) in any fiscal year of the Company, equity compensatory awards for employee compensation that represent, in the aggregate for such fiscal year, less than 4.5% of the Shares outstanding as of the first day of such fiscal year (calculated on a Fully Diluted Basis); provided that the compensation expense attributable to any such equity issuances will be included in the calculation contemplated under paragraph 8 below; (b) issuances of securities upon the conversion of convertible securities that are outstanding on the date of this Agreement or compensation awards that are issued in compliance with this Agreement; and (c) equity issuances representing consideration in connection with permitted acquisitions by the Company, so long as the aggregate amount of such equity issuance represents less than 50.1% of aggregate acquisition purchase price (as determined in accordance with, and subject to the overall approval right for, cumulative acquisitions referenced under paragraph 3 above).  Without limiting the foregoing, no equity securities (or rights or units relating thereto) other than the Shares (or rights or units related thereto) may be issued or granted in any event.

6)                                     Redemption or repurchase of any equity security, other than (i) redemptions or repurchases of equity securities in connection with the termination of employment of any employee to the extent such securities do not have market liquidity; and (ii) repurchases in the public market of a number of equity securities in any fiscal year that is no greater than the aggregate number of shares underlying annual employee stock compensation grants made during such fiscal year.

7)                                     Liquidation, dissolution, or voluntary bankruptcy of the Company or any of its Material Subsidiaries, or any other similar extraordinary transactions.

8)                                     (a) For the period beginning on the Effective Date and ending on the last day of the Company’s fiscal quarter that includes the Effective Date, any payment or grant of cash or equity-based compensation by the Company or its Subsidiaries that is materially inconsistent with the compensation policies and practices of the Company immediately prior to the Effective Date, (b) for the period beginning on the first day of the Company’s first full fiscal quarter following the Effective Date and ending March 31, 2016, any payment or grant of cash or equity-based compensation by the Company or its Subsidiaries that causes the consolidated compensation expense of the Company (as determined in accordance with GAAP consistently applied) for such period to be in excess of the Compensation Amount for such period; and (c) for each fiscal year of the Company beginning after March 31, 2016, any payment or grant of cash or equity-based compensation by the Company or its Subsidiaries that causes the consolidated compensation expense of the Company (as determined in accordance with GAAP consistently applied) in such fiscal year to be in excess of the Compensation Amount for such fiscal year.

9)                                     Any approval of sales required by the last clause of Section 3.1.1(b)(3) of the Agreement and any waiver of transfer restrictions contained in the HL Lock-Up Agreements.

10)                              Any amendments, waivers or terminations of any of the Organizational Documents or the HL Lock-Up Agreements.

2